Exhibit 18.1

Preferability Letter from Independent Registered Public Accounting Firm

March 28, 2014

Board of Directors

Landec Corporation

3603 Haven Avenue

Menlo Park, CA 94025

Ladies and Gentlemen:

Note 1, “Intangible Assets”, of Notes to the Consolidated Financial Statements of Landec Corporation (the “Company”) included in its Form 10-Q for the period ended February 23, 2014 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from the last day of the fiscal month in July to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining a “preferable’ impairment testing date based on the particular circumstances; however, we conclude that such a change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to May 26, 2013, and therefore we do not express any opinion on any financial statements of Landec Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

San Francisco, California